Exhibit 10.6

Employment Agreement

This Employment Agreement (this “Veoneer Employment Agreement”) is made by and between Veoneer, Inc., a Delaware corporation (“Veoneer”), and Jan Carlson (“Executive”), dated as of March 21, 2018. Reference is made to that certain Employment Agreement, dated as of March 31, 2007, as amended or supplemented from time to time, by and between Autoliv, Inc. (“Autoliv”) and Executive (the “Autoliv Employment Agreement”).

1.

Autoliv is currently in the process of reorganizing its corporate structure to align with its two reporting segments – Passive Safety and Electronics – and upon completion of the internal reorganization, the Passive Safety business (“PAS”) and the Electronics business (“ELE”), will each be a separate entity within the Company (the “Internal Reorganization”).  The ELE business will be named “Veoneer, Inc.”

2.

Effective as of the Internal Reorganization, Veoneer desires to engage Executive as the President and Chief Executive Officer of Veoneer.  In his capacity as President and Chief Executive Officer for Veoneer, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him and shall report directly to the Board of Directors of Veoneer. The principal work place for Executive shall be Stockholm, Sweden.  Executive is willing to serve as such effective as of the Internal Reorganization in accordance with the terms and conditions of this Employment Agreement unless or until another employment agreement is signed with Veoneer.

3.	This Veoneer Employment Agreement shall be effective as of the Internal Reorganization. The earliest date on which the Internal Reorganization would be completed would be April 1, 2018.
4.

Following the Internal Reorganization, Executive will continue to serve as the President and Chief Executive Officer of Autoliv.  The Autoliv Employment Agreement shall remain in place and unchanged following the Internal Reorganization.

5.

The Autoliv Employment Agreement and Severance Agreement shall continue to govern the rights and obligations of the parties with respect to Executive’s employment thereunder.  Notwithstanding anything in this Veoneer Employment Agreement or the Autoliv Employment Agreement to the contrary:

a.

The Autoliv Employment Agreement and Severance Agreement shall continue to govern the compensation and benefits payable to Executive.  Executive’s current base salary and benefits shall remain unchanged as of the date of the Internal Reorganization.  The expense related to the Executive’s base salary and other benefits shall be allocated between each of Autoliv and Veoneer based upon actual time and services rendered by Executive to each company.

b.

The Autoliv Employment Agreement and Severance Agreement shall continue to govern the compensation and benefits payable to Executive in the event of his termination of employment.  Should Executive incur a termination of employment entitling him to severance pay and benefits pursuant to the terms and conditions of the Autoliv Employment Agreement, one hundred percent (100%) shall be borne by Autoliv.

[Signatures on following page]

IN WITNESS WHEREOF, this Employment Agreement has been executed the day and year first above written.

For Veoneer

/s/ James Ringler
James Ringler
Chairman of the Compensation Committee & Lead Director

Executive

/s/ Jan Carlson
Jan Carlson

/s/ Karin Eliasson
Karin Eliasson
GVP Human Resources and Sustainability